Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES REGULAR FIRST QUARTER DIVIDEND OF $0.41 PER SHARE, ANNOUNCES DECEMBER 31, 2006 FINANCIAL RESULTS AND ANNOUNCES APPOINTMENT OF RICHARD DAVIS AS CHIEF FINANCIAL OFFICER

FIRST QUARTER DIVIDEND DECLARED

New York, NY — March 8, 2007 — Ares Capital Corporation (NASDAQ:  ARCC) today announced that its Board of Directors has declared a first quarter dividend of $0.41 per share payable on March 30, 2007 to stockholders of record as of March 19, 2007.

DECEMBER 31, 2006 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2006.

HIGHLIGHTS

Financial

•                  Net income:

•                  4th Quarter: $21.0 million or $0.42 per share (basic and diluted)

•                  2006: $69.7 million or $1.61 per share (basic and diluted)

•                  Core EPS(1):

•                  4th Quarter: $0.38 per share (basic and diluted)

•                  2006: $1.49 per share (basic and diluted)

•                  Net investment income:

•                  4th Quarter: $18.3 million or $0.37 per share (basic and diluted)

•                  2006: $56.6 million or $1.31 per share (basic and diluted)

•                  Net realized and unrealized gains:

•                  4th Quarter: $2.7 million or $0.05 per share (basic and diluted)

•                  2006: $13.1 million or $0.30 per share (basic and diluted)

•                  Total fair value of investments at December 31, 2006 of $1.24 billion

•                  Net assets per share at December 31, 2006 of $15.17

•                  Stockholders’ equity at December 31, 2006 of $789.4 million

•                  Declared 4th Quarter 2006 regular dividend of $0.40 per share and an additional dividend of $0.10 per share

•                  Completed a public add-on equity offering of 2,730,000 common shares, raising $49.8 million(2) in net proceeds during the fourth quarter

Portfolio Activity

•                  Purchase cost of additional investments made during period:

•                  4th Quarter: $348.7 million

•                  2006: $1.1 billion

•                  Exits/redemptions of investments during period:

•                  4th Quarter: $149.2 million

•                  2006: $430.0 million

•                  Average total assets for the period:

•                  4th Quarter: $1.2 billion

•                  2006: $944.5 million

•                  Number of portfolio company investments as of December 31, 2006:  60

•                  Weighted average yield of debt and income producing equity securities as of December 31, 2006:  11.95%(3)

OPERATING RESULTS

For the quarter ended December 31, 2006, Ares Capital reported net income of $21.0 million or $0.42 per share. Net investment income for the fourth quarter was $18.3 million or $0.37 per share and net realized and unrealized gains were $2.7 million or $0.05 per share.

(1)             Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase in stockholders’ equity  resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. The most directly comparable GAAP financial measure is the net per share increase in stockholders’ equity resulting from operations, which is reflected above as “Basic and Diluted GAAP EPS”.  Ares Capital  believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Reconciliation of basic and diluted Core EPS to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

(2)             On January 8, 2007, the underwriter exercised its full over-allotment option of 409,500 shares generating an additional $7.5 million of net proceeds.

(3)             Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt, divided by (b) total debt and income producing equity securities at fair value.

For the year ended December 31, 2006, Ares Capital reported net income of $69.7 million or $1.61 per share. Net investment income for the year was $56.6 million or $1.31 per share and net realized and unrealized gains were $13.1 million or $0.30 per share.

As of December 31, 2006, total assets were $1.3 billion, stockholders’ equity was $789.4 million and net assets per share was $15.17.

In the fourth quarter of 2006, Ares Capital made $364.5 million in new commitments across 12 portfolio companies (8 new borrowers and 4 existing borrowers).  Nine separate private equity sponsors were represented in these new transactions.  Five of these sponsors are new to the ARCC portfolio.  In total, 53 separate private equity sponsors are represented in the Ares Capital portfolio.  Also during the quarter, we made three investments in non-sponsored transactions. Of the $364.5 million in new commitments made during the quarter, approximately 42% were made in first lien senior secured debt, 19% in second lien senior secured debt, 26% in senior subordinated debt and 13% in equity/other securities. Of these investments, 35% were floating rate.  During the fourth quarter, significant new commitments included:

•                  $84.0 million in senior subordinated debt and equity commitment to a specialty finance company;

•                  $70.0 million in first lien senior term debt to a custodial services company;

•                  $54.7 million in first lien senior term debt and equity to a restaurant owner and operator;

•                  $40.0 million in second lien senior term debt to a baked goods manufacturer;

•                  $40.0 million in senior subordinated debt and equity to a waste management services company; and

•                  $25.0 million in first lien senior term debt of a consumer products and personal care company.

For the year ended December 31, 2006, Ares Capital made approximately $1.1 billion in new commitments across 54 portfolio companies (34 new borrowers and 20 existing borrowers).  Of the $1.1 billion in new commitments, approximately 43% were made in first lien senior secured debt, 25% were in second lien senior secured debt, 15% were in senior subordinated debt and 17% were in equity/other securities, respectively. Of these investments, 51% were floating rate.

The fair value of Ares Capital’s investments at December 31, 2006 was $1.24 billion.  These portfolio investments (excluding cash and cash equivalents) were comprised of approximately 64% in senior secured debt securities (37% in first lien and 27% in second lien assets), 24% in mezzanine debt securities, 11% in preferred/common equity securities and 1% in senior notes.  As of December 31, 2006, the weighted average yield of income producing debt and equity securities was 11.95%(4) and 49% of the Company’s assets were in floating rate debt securities.

In addition to $147.0 million of investments that Ares Capital has made since December 31, 2006, the Company has outstanding commitments to fund an aggregate of approximately $340.0 million of investments. The Company expects to syndicate a portion of these commitments to third parties.  In addition, Ares Capital has an investment pipeline of approximately $215.0

(4)   Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt, divided by (b) total debt and income producing equity securities at fair value.

million.  The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment, the execution and delivery of satisfactory documentation and the receipt of any necessary consents. Ares Capital cannot assure you that we will make any of these investments.

“2006 was a very active year for us with record capital market activity, investment commitments and net income.  We are very pleased with our operating results and our ability to efficiently raise and quickly deploy capital into quality investments.  During 2006, we raised $222.5 million in net equity and another $314.0 million in asset backed notes, bringing total capital under management to $1.7 billion.  During the year we issued $1.1 billion of gross new commitments, over twice the amount recorded in 2005.

We believe that we have delivered on the promise of strong risk-adjusted returns in the current credit environment.  Importantly, through active origination and structuring, we have been able to defensively position the portfolio without meaningfully sacrificing yield to our investors.  At the end of 2006, 64% of our investment portfolio consisted of senior secured debt investments with 49% of the portfolio earning interest at floating rates.  We believe the credit quality of our portfolio is excellent,” said President Michael Arougheti.

“In addition to growing the portfolio, we also continued our track record of delivering capital gains to our investors.  We realized capital gains of $1.5 million in the fourth quarter and over $27.0 million in 2006.  Due to this strong performance, we declared an additional dividend of $0.10 per share in the fourth quarter resulting in total 2006 dividends of $1.64 per share compared to $1.30 per share in 2005.  On top of this additional dividend, net of a 4% excise tax, we also expect to carry over approximately $16.0 million of additional taxable income into 2007, providing further dividend stability.  We are very pleased to deliver these returns to our shareholders and believe this is a reflection of our growing franchise and our positioning as a premier “one stop” financing provider to middle market companies,” added Arougheti.

PORTFOLIO QUALITY

Ares Capital employs an investment rating system (Grades 1 to 4) to categorize its investments.  Grade 4 is for those investments that involve the least amount of risk in the portfolio (i.e. the borrower is performing above expectations and the trends and risk factors are generally favorable).  Grade 3 is for those investments that involve a level of risk that is similar to the risk at the time of origination (i.e. the borrower is performing as expected and the risk factors are neutral to favorable).  Grade 2 is for those investments where a borrower is performing below expectations and indicates that the risk has increased materially since origination.  Grade 1 is for those investments that are not anticipated to be repaid in full.  As of December 31, 2006, the weighted average grade of Ares Capital’s portfolio investments was 3.0, and all of its portfolio companies, except one, were current on their debt service obligations.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2006 Ares Capital had $482.0 million in total debt outstanding.  Subject to leverage restrictions, the Company had approximately $432.0 million available for additional borrowings under these credit facilities as of December 31, 2006.

During 2006, Ares Capital raised approximately $222.5 million in net proceeds from issuance of its common stock.  A portion of these proceeds was used to repay outstanding indebtedness. The remaining proceeds are being used to fund investments in portfolio companies in accordance with our investment objectives and strategies and for general corporate purposes.

DIVIDEND

During the three months ended December 31, 2006, Ares Capital declared a regular dividend of $0.40 per share and an additional dividend of $0.10 per share for a total of approximately $26.0 million.  The record date for these dividends was December 15, 2006 and the dividends were paid on December 29, 2006.

RICHARD DAVIS APPOINTED CHIEF FINANCIAL OFFICER

Ares Capital today also announced the appointment of Richard Davis as Chief Financial Officer replacing Daniel Nguyen.  Mr. Davis was the Executive Vice President and Chief Financial Officer of Arden Realty, Inc., a $3.5 billion real estate investment trust, until May 2006 when Arden was acquired by General Electric.  Mr. Davis joined Ares Management, an affiliate of the investment advisor of Ares Capital, in June 2006 as Executive Vice President-Finance and Co-Chief Operating Officer.  Prior to Arden, Mr. Davis was with Catellus Development and was a member of the audit staff of both KPMG LLP and Price Waterhouse LLP.

Mr. Nguyen has been the Chief Financial Officer of Ares Capital since its formation in 2004 and will continue to serve as an officer with his appointment as Treasurer.  Mr. Nguyen will also continue in his role as Chief Financial Officer of Ares Management.

“The entire management team and I would like to thank Dan for his significant contributions to the success of Ares Capital since our IPO and we are very pleased to have him continue as an officer of our company.  Dan has been wearing two hats as the Chief Financial Officer of both Ares Capital and Ares Management.  We feel very fortunate to be in a position to have Rick bring his public company experience to Ares Capital, keep Dan involved as part of our management team and free him to devote more time to the growing Ares Management platform.” said President Michael Arougheti.

CONFERENCE CALL

Ares Capital will host a conference call on Thursday, March 8, 2007, at 10:00 a.m. (ET) to discuss its fourth quarter and year end 2006 financial results.  PLEASE VISIT OUR WEBCAST PAGE LOCATED IN THE STOCK INFORMATION SECTION OF THE INVESTOR RESOURCES PORTION OF THE COMPANY’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted through our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the call. You can also access the conference call by dialing (877) 407-8031 approximately 5-10 minutes prior to the call. International callers should dial (201) 689-8031. All callers should reference “Ares Capital Corporation.” For the convenience of our stockholders, an archived replay of the call will be available through March 22, 2007 by calling (877) 660-6853. International callers please dial (201) 612-7415. For all replays, please enter Account # 286 and Conference ID # 231572. An archived replay will also be available on our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private middle market companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are not guarantees of future performance or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital undertakes no duty to update any forward-looking statements made herein.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on the Company’s website at www.arescapitalcorp.com.

CONTACT

Merritt S. Hooper
Ares Capital Corporation
310-201-4200

ARES CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	As of
	December 31, 2006	December 31, 2005
ASSETS

Investments at fair value (amortized cost of $1,245,758,040 and $581,351,865, respectively)
Non-control/Non-affiliate investments	$991,529,464	$515,184,991
Affiliate investments	244,292,372	70,783,384
Total investments at fair value	1,235,821,836	585,968,375
Cash and cash equivalents	91,538,878	16,613,334
Receivable for open trades	1,026,053	1,581,752
Interest receivable	10,121,104	5,828,098
Other assets	9,483,083	3,653,585

Total assets	$1,347,990,954	$613,645,144

LIABILITIES

Debt	$482,000,000	$18,000,000
Reimbursed underwriting costs payable to the Investment Adviser	—	2,475,000
Dividend payable	—	12,889,225
Payable for open trades	60,000,000	5,500,000
Accounts payable and accrued expenses	2,027,948	1,222,678
Management and incentive fees payable	12,485,016	3,478,034
Interest and facility fees payable	2,044,586	313,930
Interest payable to the Investment Adviser	—	154,078

Total liabilities	558,557,550	44,032,945

Commitments and contingencies

STOCKHOLDERS' EQUITY

Common stock, par value $.001 per share, 100,000,000 common shares authorized, 52,036,527 and 37,909,484 common shares issued and outstanding, respectively	52,037	37,910
Capital in excess of par value	781,633,340	559,192,554
Accumulated net realized gain on sale of investments	17,684,231	5,765,225
Net unrealized (depreciation) appreciation on investments	(9,936,204)	4,616,510

Total stockholders' equity	789,433,404	569,612,199

Total liabilities and stockholders' equity	$1,347,990,954	$613,645,144

NET ASSETS PER SHARE	$15.17	$15.03

ARES CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	For the Period June 23, 2004 (inception) through December 31, 2004
INVESTMENT INCOME:
From non-control/non-affiliate investments:
Interest from investments	$85,641,997	$30,360,311	$3,289,259
Interest from cash & cash equivalents	2,419,540	1,457,830	39,325
Dividend income	2,227,843	744,818	191,130
Capital structuring service fees	14,633,691	3,314,440	542,353
Other income	553,020	256,467	27,889
Total investment income from non-control/non-affiliate investments	105,476,091	36,133,866	4,089,956

From affiliate investments:
Interest from investments	12,688,652	3,605,200	285,059
Dividend income	242,148	—	—
Capital structuring service fees	1,383,810	1,921,250	—
Other income	230,207	190,161	5,833
Total investment income from affiliate investments	14,544,817	5,716,611	290,892

Total investment income	120,020,908	41,850,477	4,380,848

EXPENSES:
Organizational expenses	—	—	199,183
Base management fees	13,645,724	5,147,492	471,565
Incentive management fees	19,516,393	4,202,078	95,471
Administrative	953,400	888,081	135,941
Professional fees	3,016,217	1,398,125	336,187
Directors fees	250,169	309,536	119,966
Insurance	866,218	630,513	161,855
Interest and credit facility fees	18,583,815	1,528,060	137,396
Interest to the Investment Adviser	25,879	154,078	—
Depreciation	258,563	—	—
Other	1,341,637	310,714	8,189
Total expenses	58,458,015	14,568,677	1,665,753

NET INVESTMENT INCOME BEFORE INCOME TAXES	61,562,893	27,281,800	2,715,095

Income tax expense, including excise tax	4,931,288	158,000	—

NET INVESTMENT INCOME	56,631,605	27,123,800	2,715,095

REALIZED AND UNREALIZED NET GAINS ON INVESTMENTS:
Net realized gains (losses):
Net realized gains from non-control/non-affiliate investment transactions	27,569,148	10,345,991	245,345
Net realized gains (losses) from affiliate investment transactions	47,283	(4,278)	(899)
Net realized gains from investment transactions	27,616,431	10,341,713	244,446

Net unrealized gains (losses):
Investment transactions from non-control/non-affiliate investments	(15,554,499)	7,814,761	229,875
Investment transactions from affiliate investments	1,001,785	(3,429,198)	1,072
Net unrealized gains (losses) from investment transactions	(14,552,714)	4,385,563	230,947

Net realized and unrealized gain on investments	13,063,717	14,727,276	475,393

NET INCREASE IN STOCKHOLDERS' EQUITY RESULTING FROM OPERATIONS	$69,695,322	$41,851,076	$3,190,488

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$1.61	$1.78	$0.29

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	43,156,462	23,487,935	11,066,767

SCHEDULE 1

Reconciliation of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliation of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, is provided below.

	For the three months ended		For the year ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Basic and diluted Core EPS(1)	$0.38	$0.30	$1.49	$1.20
Realized and unrealized gains (losses), net	0.05	0.12	0.30	0.63
Incentive fees attributed to gains (losses)	(0.01)	0.03	(0.08)	(0.05)
Income tax expense related to gains	—	—	(0.10)	—
Basic and diluted GAAP EPS	$0.42	$0.45	$1.61	$1.78

____________________

(1)             Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase in stockholders’ equity  resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains.  Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.